Exhibit 99.1


January 29, 1996


                Unit of Empresas La Moderna To Combine with
                           DNA Plant Technology

ELM to Combine Operating Subsidiaries, Inject Cash, and Guarantee Long-Term
         R&D Contracts in Exchange for Majority Ownership Position


Monterrey, Mexico, January, 29, 1996 -- Empresas La Moderna S.A. de C.V. (NYSE/ADR:ELM) today announced it has signed a definitive agreement to combine its fresh produce subsidiary, Bionova, with DNA Plant Technology Corporation (Nasdaq:DNAP) in exchange for an approximate 70% interest in the new entity. Under the terms of the agreement, approved by the DNAP Board of Directors, the ELM unit agrees to combine the controlling interests in its $200 million fresh produce business, Bionova S.A. de C.V. with DNAP under a new holding company, DNAP Holding Corporation, and to inject $10 million in cash. At closing, ELM, with its related companies, Asgrow Seed Company, Petoseed, Royal Sluis and Agroindustrias Moderna, among others, will enter into contracts with DNAP which will focus ELM's biotech R&D in DNAP, and will provide $30 million in research funding over a ten-year period.

Following the transaction, it is anticipated that the common shares of the new holding company, DNAP Holding Corporation, will be listed on Nasdaq.

Alfonso Romo Garza, Chairman and Chief Executive Officer of ELM, said, "This agreement represents another important step in achieving our stated objective of attaining global leadership in the agro-biotech and seed industries. We believe the synergies and resulting benefits from this transaction should enhance shareholder value, bring greater opportunities to the combined entities and position ELM and its subsidiaries in the forefront of the industry."

Mr. Romo noted that DNAP has developed worldwide leadership in the genetic transformation of fruits and vegetables. ELM through its Seminis subsidiary has world-class elite germplasm, an essential component for the delivery of the promise of biotechnology. ELM's $200 million Bionova division, one of the fastest growing producers and distributors of quality fresh produce, is positioned to rapidly commercialize new products on a large scale. The combination of these entities should provide an excellent opportunity to meet the growing consumer need for quality, differentiated fresh products in a $50 billion retail market.

Under the terms of the agreement, holders of existing DNAP common stock will receive one common share of DNAP Holding Corporation for each share of DNAP common stock; each share of DNAP convertible preferred stock will receive
6.8375 shares of DNAP Holding Corporation common stock; and each share of DNAP Series A preferred stock will receive 1,000 shares of DNAP Holding Corporation common stock. The transaction is subject to approval of DNAP common shareholders and other conditions. The transaction is expected to close in the second quarter of 1996. JP Morgan are advising ELM, and Piper Jaffray and BioScience Securities are advising DNAP.

As a result of the transaction, ELM through its agro-biotech division subsidiaries will own approximately 70% of the common shares and designate eight of the eleven seats of the new company's Board of Directors. The Board of Directors will include six ELM representatives, Robert Serenbetz, current Chairman of DNAP, and four independent directors, three of whom are current board members of DNAP. Approval of a majority of a committee of independent directors will, under a Governance Agreement, be required for certain matters, including certain material transactions and transactions with ELM or its affiliates.

"This business combination will create a leading-edge, technology-based branded produce company, combining the biotechnology and value added produce development expertise of DNAP with the production, distribution and scientific strengths of Bionova and Seminis," stated Robert Serenbetz. "We started the process of looking for a strategic partner several months ago that could offer DNAP shareholders the best course for long-term success. The Board believes this transaction is in the best long-term interests of all DNAP shareholders and offers a promising outlook for the future."

Empresas La Moderna, a Pulsar Internacional company based in Monterrey, Mexico, has operations in three divisions: Cigarettes, Agrobiotechnology and Packaging. Bionova and Seminis are a part of the agrobiotechnology unit of ELM. Its Bionova subsidiary is a leading grower and shipper of fruits and vegetables in Mexico, and has distribution and marketing operations in the U.S., Mexico and Canada. With 1995 sales of $200 million, Bionova has grown six-fold since inception in 1992. Bionova is a fully integrated fresh produce leader in North America producing and distributing through its operating subsidiaries a broad range of premium produce products, including tomatoes, peppers and melons under the brand name Master's Touch. Seminis, one of the top five global producers of vegetable and agronomic seeds, holds a leading 22% worldwide market share in the vegetable seed category. Through a combination of several strategic mergers of leading seed companies -- Asgrow Seed Company, Petoseed and Royal Sluis -- Seminis today owns the world's largest vegetable germplasm bank, operates R&D facilities in more than 25 countries and has sales of $535 million worldwide.

DNA Plant Technology Corporation, headquartered in Oakland, California, is a leading agribusiness biotechnology company focused on developing and marketing premium branded fresh and processed fruits and vegetables using advanced breeding, genetic engineering, and other biotechnologies. Fresh World Farms, a wholly-owned subsidiary of DNAP, markets a line of premium vegetables under the Fresh World Farms brand, including tomatoes, carrot bites (baby whole carrots), sweet red mini-peppers, and VegiSnax carrot sticks. DNAP's two-track strategy uses advanced breeding to develop and market improved premium products for today, while using genetic engineering to improve flavor and shelf life of its products for tomorrow.

While the DNAP Board enthusiastically supports the ELM offer, in compliance with its fiduciary obligations, the Board and its advisors are available to receive inquiries from other parties interested in the possible acquisition of or merger with DNAP and, as appropriate, to provide information and enter into discussions and negotiations with such parties in connection with such indicated interest.

Contact:

For ELM:  Enrique Osorio                For DNAP: Ed Lockwood
          Empresas La Moderna                     DNAP
          011-528-333-6841                        (510) 450-9389

          Elliot Sloane
          Edelman Public Relations Worldwide
          (212) 704-8126